Exhibit (a)(1)(i)
ACP Strategic Opportunities Fund II, LLC
1235 Westlakes Drive, Suite 130
Berwyn, PA 19312
(610) 993-9999 x1000

ACP Strategic Opportunities Fund II, LLC
Offer to Purchase for Cash
Up to 25% of the ACP Strategic Opportunities Fund’s Issued and Outstanding Interests of Beneficial Interest at Net Asset Value

All requests to have Interests repurchased must be RECEIVED Citigroup Fund Services in proper form no later than
12:00 midnight Eastern Time on May 11, 2007
unless the Offer to Purchase is extended

April 10, 2007

Dear Investor:

This notice is to inform you about the Fund’s offer to repurchase up to twenty-five percent (25%) of the outstanding shares of beneficial interest (“Interests”) of ACP Strategic Opportunities Fund II, LLC (the “Fund”) pursuant to tenders by its investors (“Investors”). If you desire to tender all or a portion of your Interests in the Fund, you must do so by 12:00 midnight Eastern time on May 11, 2007, unless extended (the “Expiration Date”), upon the terms and conditions contained in the Offer to Purchase and Letter of Transmittal, which as amended or supplemented from time to time constitute the repurchase offer (the “Repurchase Offer”). (As used in this Repurchase Offer, the term “Interest” or “Interests,” as the context requires, refers to the beneficial interests of the Fund.) Investors are subject to a minimum one-year “lock-up” period during which time the Investor is not able to participate in any repurchase offer by the Fund. Consequently, Investors will not be able to participate in the Repurchase Offer if their Interests are subject to the “lock-up” time period.

The Repurchase Offer is intended to provide Investors with a source of liquidity for their Interests, as Interests of the Fund are not redeemable daily for cash nor are they traded on a stock exchange. Investors can offer all or a portion of their Interests for repurchase only during one of the Fund’s repurchase offers. IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR INTERESTS AT THIS TIME, YOU DO NOT HAVE TO DO ANYTHING AND CAN DISREGARD THIS NOTICE. We will contact you prior to the next repurchase offer.

The repurchase price (“Repurchase Price”) is an amount equal to the net asset value of the Interests as of the close of the regular trading session of the New York Stock Exchange on June 30, 2007 (the “Net Asset Value Determination Date”). An Investor may expect to receive the Repurchase Price for every Interest tendered and accepted, in cash, without interest. Investors should realize that the value of the Interests tendered in this Repurchase Offer likely will change between May 11, 2007 and June 30, 2007 (the date when the value of the Interests tendered for repurchase will be determined). Investors tendering their Interests should also note that they will remain Investors in the Fund, with respect to their Interests tendered and accepted for purchase by the Fund, through June 30, 2007. Any tendering Investors that wish to obtain the estimated net asset value of their Interests should contact the Investment Manager, Ascendant Capital Partners, LP at the number provided below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time)

If you wish to sell all or a portion of your Interests during this tender period, you can do so in one of the following ways:

1.
If your Interests are held in your own name (please refer to your account statement), you can complete the attached Letter of Transmittal and return it to the Fund’s transfer agent, Citigroup Fund Services, together with any required signature guarantees and any other documents required by the Letter of Transmittal, by the Expiration Date (12:00 midnight Eastern Time on May 11, 2007 unless extended).

2.
If your Interests are held for you by a financial intermediary such as a broker, dealer, commercial bank, trust company, retirement plan trustee or other nominee (collectively, “Financial Intermediary”), you should contact your Financial Intermediary to tender such Interests. The Financial Intermediary may charge a transaction fee for processing your repurchase request.

The Fund’s Board of Directors unanimously approved the Repurchase Offer. However, neither the Fund nor the Board of Directors makes any recommendation to any Investor as to whether to participate in the Repurchase Offer. Investors are urged to evaluate carefully all information in the Offer to Purchase and Letter of Transmittal, consult their own financial and tax advisors and make their own decision whether or not to tender Interests for redemption. If you have any questions, contact your financial advisor or you can call Ascendant Capital Partners, LP at (610) 993-9999 x1000.

Sincerely,

ACP Strategic Opportunities Fund II, LLC